Exhibit 10.17

Director Compensation Policy

Certain of our non-employee directors will be eligible to receive compensation for their board service. Our board of directors has adopted a compensation program for these directors that will enable us to attract qualified directors, provide them with compensation at a level that is consistent with our compensation objectives and, in the case of equity-based compensation, align their interests with those of our stockholders.

These directors will be eligible to receive the following annual cash retainers, payable in annual installments in arrears:

•                  Board Chair: $30,000

•                  Board Member: $35,000

•                  Audit Committee Chair: $20,000

•                  Audit Committee Member: $10,000

•                  Compensation Committee Chair: $15,000

•                  Compensation Committee Member: $7,500

These directors will be eligible to receive the following equity-based compensation in the form of restricted stock units with respect to shares of Class A common stock granted pursuant to the 2018 Equity Incentive Plan:

•                  an initial grant in the amount of $300,000, vesting in equal annual installments over three years, to be made in connection with this offering; and

•                  an annual grant in the amount of $200,000, vesting after one year, to be made on or about the date of our annual stockholder meeting.

We will also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board of directors or committees.